Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports Fourth Quarter and Year-End 2010 Operating Results

NORTH MIAMI BEACH, FL; February 23, 2011 – Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and twelve months ended December 31, 2010.

During the fourth quarter, the company:

•	Reported quarterly Funds From Operations (FFO) of $0.27 per diluted share and FFO for the year of $1.00 per diluted share
•	Reported core occupancy of 90.3%, up 40 basis points from September 30, 2010
•	Reported an increase in same property net operating income of 3.0% as compared to fourth quarter 2009
•	Formed joint ventures with Vestar Development Co., acquiring three properties for $86.5 million in two transactions
•	Generated $168.9 million in net proceeds from the underwritten public offering and concurrent private placement of 10.1 million shares of common stock
•	Reached an agreement to acquire three shopping centers in Long Beach, California comprising 273,000 square feet for $72.0 million
•	Closed on the sale of one outparcel totaling $900,000, recognizing a gain of $799,000

Subsequent to the end of the year, the company announced the closing of its acquisition of Capital and Counties USA, Inc. through a joint venture with Capital Shopping Centres Group PLC in which it acquired a portfolio of 13 properties in California totaling 2.4 million square feet.

“We are extremely pleased with our results during the fourth quarter on many measures including FFO, occupancy, same property NOI, leverage ratios, development progress, and acquisitions,” said Jeff Olson, CEO of Equity One.  “As we look back on 2010, we believe it was a year in which the company made tremendous progress on its strategic plan to diversify out of the Southeast and upgrade the portfolio quality into the supply constrained markets of San Francisco, Los Angeles, and New York.”

Financial Highlights

In the fourth quarter 2010, the company generated FFO of $25.8 million, or $0.27 per diluted share, as compared to FFO for the same period in 2009 of $24.6 million, or $0.28 per diluted share.  The fourth quarter 2010 FFO results include $2.0 million, or $0.02 per diluted share, in transaction costs primarily related to Capital & Counties, DIM Vastgoed, N.V., properties acquired during the quarter and joint venture activity, $0.7 million, or $0.01 per diluted share, in goodwill impairment, and $2.0 million, or $0.02 per diluted share, in non-recurring, unexpected gains, including lease termination income and an insurance settlement. Excluding these items, FFO for the fourth quarter of 2010 would have been $0.28 per diluted share. The fourth quarter 2009 FFO results include gains of $1.7 million, or $0.02 per diluted share, from the sale of two outparcels, $1.6 million, or $0.02 per diluted share, of income tax benefit related to a non-cash valuation adjustment to a deferred tax asset, and $0.8 million, or $0.01 per diluted share, of non-recurring general and administrative expenses incurred by DIM.

For the twelve months ended December 31, 2010, the company generated FFO of $92.0 million, or $1.00 per diluted share, as compared to FFO for the same period in 2009 of $143.0 million, or $1.71 per diluted share.  The 2010 FFO results include $8.8 million, or $0.10 per diluted share, in transaction costs primarily related to Capital & Counties, DIM, and properties acquired during the year, $700,000, or $0.01 per diluted share, of goodwill impairment, and $2.8 million, or $0.03 per diluted share, in non-recurring, unexpected gains from lease termination fees, insurance settlements, and gains on sales of securities. Excluding these items, FFO for the twelve month period would have been $1.08 per diluted share. The FFO results for the twelve months ended December 31, 2009 include $0.33 per diluted share pertaining to the bargain purchase gain from the company’s acquisition of a controlling stake in DIM, $0.15 per diluted share of gains on debt exstinguishment, and $0.08 per diluted share of gains from the sales of equity securities.

Net income attributable to Equity One was $8.3 million and earnings per diluted share was $0.09 for the quarter ended December 31, 2010 as compared to net income of $9.3 million, or $0.10 per diluted share, for fourth quarter 2009. For the twelve month period ended December 31, 2010, net income attributable to Equity One was $25.1 million, or $0.27 per diluted share, as compared to $83.8 million, or $0.98 per diluted share, for the twelve month period ended December 31, 2009. The decrease in net income for the three and twelve months ended December 31, 2010 as compared to the respective periods in 2009 is attributable to those factors affecting FFO as discussed above.

Operating Highlights

As of December 31, 2010, occupancy for the company’s consolidated core portfolio was 90.3%, up 40 basis points on a same property basis as compared to September 30, 2010. Compared to the same period ended December 31, 2009, occupancy was down 30 basis points on a same-property basis.

Same property net operating income increased 3.0% for the fourth quarter of 2010 as compared to the fourth quarter of 2009.

During the fourth quarter of 2010, the company executed 51 new leases in its core portfolio totaling 316,364 square feet at an average rental rate of $9.96 per square foot, representing a 4.3% decrease from prior rents on a same-space cash basis.  Also during the fourth quarter, the company renewed 67 leases in its core portfolio for 286,060 square feet for an average rental rate decline of 2.7% to $12.39 per square foot on a cash basis.

Acquisition and Disposition Activity

During the fourth quarter, the company formed  joint ventures with Vestar Development Co., acquiring three properties for $86.5 million: Vernola Marketplace in Mira Loma, CA; Talega Village Center in San Clemente, CA; and Canyon Trails Towne Center in Goodyear, AZ.

The company also entered into a contract during the fourth quarter to purchase three shopping centers, “The Circle Centers”, in Long Beach, California for $72.0 million. The Circle Centers comprise a total of approximately 273,000 square feet and are currently 97% leased. The anchor tenants include Vons, Ross, Rite Aid, Ralphs and Marshalls. Two of the properties are unencumbered and one property has a mortgage of approximately $11.6 million that will be assumed.

In addition, the company closed on the sale of one outparcel, recognizing a gain of $799,000.

On January 4, 2011, the company completed the acquisition of Capital and Counties through a joint venture with Capital Shopping Centres Group PLC. Capital Shopping Centres received 4.1 million shares of Equity One common stock and 11.4 million joint venture units, after accounting for working capital adjustments. Capital Shopping Centres may redeem its units in the joint venture for Equity One common stock on a one-for-one basis, or cash, at Equity One’s option. The company assumed approximately $243 million of mortgage debt, including its proportionate share of debt held by joint ventures and following the repayment of an $84 million mortgage secured by Serramonte Center which occurred simultaneously with the closing of this transaction.

Prior to the closing, Capital and Counties sold two non-core properties consisting of South Figueroa, a vacant land parcel in Los Angeles, and 625 Third Street, an office building in San Francisco, for net proceeds of approximately $16.9 million.

Development and Redevelopment Activities

At December 31, 2010, the company had approximately $15.4 million of active development projects and approximately $10.7 million of redevelopment projects underway. The estimated remaining cost to complete these projects is approximately $19.6 million.

In the fourth quarter, the Town of Hempstead approved the site plan for The Gallery at Westbury Plaza, a 330,000 square foot retail center located on Old Country Road in the heart of Nassau County, New York. Construction is scheduled to commence in 2011. Costs to develop this project are not included in the amounts above as such costs have not yet been finalized given the preliminary stage of the project.

Investing and Financing Activities

In December 2010, the company completed an underwritten public offering and concurrent private placement of 10.1 million shares of its common stock, resulting in approximately $168.9 million in net proceeds to the company.

Balance Sheet Highlights

At December 31, 2010, the company’s total market capitalization (including debt and equity) was $3.1 billion, comprising 103.1 million shares of common stock outstanding (on a fully diluted basis) valued at $1.9 billion and $1.2 billion of net debt (excluding any debt premium/discount and net of cash). The company’s ratio of net debt to total market capitalization was 38.8%.  The company did not have any amounts drawn under its revolving credit facilities as of year-end.

FFO and Earnings Guidance

Equity One is providing 2011 FFO initial guidance of $1.07 to $1.15 per diluted share.  The following key assumptions and expectations are included as part of this FFO guidance:

-	Same property NOI of -0.5% to 1.5% for the year;
-	Occupancy will be flat to up 100 basis points;
-	Acquisitions of $100 to $200 million financed by a combination of debt and equity; and
-	Gains on the sales of outparcels of approximately $4.0 million.

The following table provides the reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the full year 2011:

	Low	High
Estimated net income attributable to Equity One	$0.36	$0.42
Adjustments:
Rental property depreciation and amortization including pro rata share of joint ventures and DIM	0.71	0.73
Estimated FFO attributable to Equity One	$1.07	$1.15

First Quarter 2011 Dividend Declared

On February 22, 2011, the company’s Board of Directors declared a cash dividend of $0.22 per share of its common stock for the quarter ending March 31, 2011, payable on March 31, 2011 to stockholders of record on March 15, 2011.

ACCOUNTING AND OTHER DISCLOSURES

The company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  The company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from the company’s FFO measure.  The company’s method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing the company’s operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the company’s operating performance.  The company believes net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, February 24, 2011 at 9:00 a.m. Eastern Time to review the 2010 fourth quarter earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing (800) 299-0433 (U.S./Canada) or (617) 801-9712 (international) using pass code 40312457. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 41507717 through March 3, 2011.

FOR ADDITIONAL INFORMATION

For a copy of the company’s fourth quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of December 31, 2010, Equity One owned or had interests in 189 properties, consisting of 174 shopping centers comprising approximately 19.5 million square feet, four projects in development/redevelopment, six non-retail properties, and five parcels of land.  Additionally, Equity One had joint venture interests in twelve shopping centers and one office building totaling approximately 1.9 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties or portfolios for acquisition; the success of its efforts to lease vacant space; the effects of natural, man-made, and other disasters; the ability of Equity One to successfully complete the acquisitions, and integrate the operations and systems of companies and properties it desires to acquire; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
December 31, 2010 and 2009
(In thousands, except per share amounts)

	December 31,	December 31,
	2010	2009
ASSETS
Properties:
Income producing	$2,643,871	$2,433,431
Less: accumulated depreciation	(288,613)	(240,172)
Income producing properties, net	2,355,258	2,193,259
Construction in progress and land held for development	74,870	68,866
Properties, net	2,430,128	2,262,125

Cash and cash equivalents	38,333	47,970
Accounts and other receivables, net	15,181	9,806
Investments in and advances to unconsolidated joint ventures	59,736	11,524
Securities	-	820
Goodwill	10,790	11,477
Other assets	127,696	108,598
TOTAL ASSETS	$2,681,864	$2,452,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$533,660	$551,647
Unsecured senior notes payable	691,136	691,136
	1,224,796	1,242,783
Unamortized discount on notes payable, net	(21,923)	(25,892)
Total notes payable	1,202,873	1,216,891

Other liabilities:
Accounts payable and accrued expenses	32,885	33,251
Tenant security deposits	8,907	9,180
Deferred tax liabilities, net	46,523	50,059
Other liabilities	96,971	54,237
Total liabilities	1,388,159	1,363,618

Redeemable noncontrolling interests	3,864	989

Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value – 150,000 shares authorized, 102,327 and 86,131 shares issued and outstanding as of December 31, 2010 and December 31, 2009, respectively	1,023	861
Additional paid-in capital	1,391,762	1,110,427
Distributions in excess of earnings	(105,309)	(46,810)
Contingent consideration	-	323
Accumulated other comprehensive loss	(1,569)	(266)
Total stockholders’ equity of Equity One, Inc.	1,285,907	1,064,535

Noncontrolling interests	3,934	23,178
Total stockholders' equity	1,289,841	1,087,713

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,681,864	$2,452,320

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
Years ended December 31, 2010 and 2009
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
REVENUE:
Minimum rent	$57,776	$53,066	$221,632	$209,857
Expense recoveries	14,037	14,615	60,350	57,961
Percentage rent	151	163	1,685	1,679
Management and leasing services	432	359	1,557	1,675
Total revenue	72,396	68,203	285,224	271,172
COSTS AND EXPENSES:
Property operating	18,206	19,969	78,852	78,070
Rental property depreciation and amortization	17,307	16,547	67,339	62,122
General and administrative	10,465	9,815	42,041	38,835
Total costs and expenses	45,978	46,331	188,232	179,027
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	26,418	21,872	96,992	92,145

OTHER INCOME AND EXPENSE:
Investment income	250	120	937	10,155
Equity in income (loss) in unconsolidated joint ventures	31	(51)	(116)	(88)
Other income	443	93	648	1,503
Interest expense	(19,562)	(18,026)	(77,922)	(73,450)
Amortization of deferred financing fees	(545)	(385)	(1,924)	(1,520)
Gain on acquisition of controlling interest in subsidiary	-	635	-	27,501
Gain on sale of real estate	-	-	254	-
(Loss) gain on extinguishment of debt	-	(50)	63	12,345
Impairment loss	(652)	(369)	(687)	(369)
INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS:	6,383	3,839	18,245	68,222

Income tax benefit of taxable REIT subsidiaries	1,081	2,755	3,765	5,017
INCOME FROM CONTINUING OPERATIONS	7,464	6,594	22,010	73,239

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	10	69	152	1,009
Gain on disposal of income producing properties	799	1,754	2,257	7,127
INCOME FROM DISCONTINUED OPERATIONS	809	1,823	2,409	8,136

NET INCOME	8,273	8,417	24,419	81,375

Net loss attributable to noncontrolling interest	36	889	693	2,442
NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$8,309	$9,306	$25,112	$83,817

EARNINGS PER COMMON SHARE – BASIC:
Continuing operations	$0.08	$0.09	$0.24	$0.90
Discontinued operations	0.01	0.02	0.03	0.10
	$0.09	$0.11	$0.27	$1.00
Number of Shares Used in Computing Basic Earnings per Share	94,034	86,006	91,536	83,290

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.08	$0.08	$0.24	$0.89
Discontinued operations	0.01	0.02	0.03	0.10
	$0.09	$0.10	$0.27	$0.98
Number of Shares Used in Computing Diluted Earnings per Share	94,581	86,616	91,710	83,857

Note:  Diluted EPS for the year ended December 31, 2009 does not foot due to the rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Net Income Attributable to Equity One to Funds from Operations

The following table reflects the reconciliation of FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)		(In thousands)

Net income attributable to Equity One, Inc.	$8,309	$9,306	$25,112	$83,817
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	17,215	14,975	65,735	56,057
Gain (loss) on disposal of depreciable real estate	-	(85)	-	1,673
Pro rata share of real estate depreciation from unconsolidated joint ventures	279	377	1,178	1,436
Funds from operations	$25,803	$24,573	$92,025	$142,983

Funds from Operations is a non-GAAP financial measure.  We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share, to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Earnings per diluted share attributable to Equity One, Inc.	$0.09	$0.10	$0.27	$0.98
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	0.18	0.17	0.72	0.67
Loss on disposal of depreciable real estate	-	-	-	0.02
Pro rata share of real estate depreciation from unconsolidated joint ventures	-	-	0.01	0.02
Net adjustment for unvested shares and noncontrolling interest (1)	-	0.01	-	0.02
Funds from operations per diluted share	$0.27	$0.28	$1.00	$1.71

(1)
Includes net effect of: (a) an adjustment for unvested awards of share-based payments with rights to receive dividends or dividend equivalents; (b) an adjustment related to the share issuance in the first quarter of 2010 pursuant to the DIM exchange agreement; and (c) and adjustment to compensate for rounding of the individual calculations.